EXHIBIT 99.2
NYMAGIC, INC.
Moderator: George Kallop
August 7, 2007
9:00 a.m. EDT

Operator:	I would like to welcome everyone to the NYMAGIC Second Quarter Results 2007 conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2.

Any forward-looking statements concerning the company’s operations, economic performance and financial condition contained herein including statements related to the outlook of the company’s performance in 2007 and beyond are made under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies many of which are beyond the control of the company.

Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include but are not limited to the cyclical nature of the insurance and reinsurance industry, premium rates, investment yield, estimation of loss reserves and loss reserve development, net loss retention and the effect of competition, the ability to collect reinsurance receivables, the availability and cost of reinsurance, changes in the ratings assigned to the company by rating agencies and other reinsurance uncertainties as included in the company’s filings with the Securities and Exchange Commission. These risks could cause financial results of the 2007 year and beyond to differ materially from those expressed in any forward looking statements made. The company undertakes no obligation to update publicly or revise any forward-looking statements made.

Thank you.

George Kallop, President and CEO. Sir, you may begin.

George Kallop:	Thank you. Good morning everyone. I have with me on the phone today George Trumbull, our Chairman; William “Skip” Shaw, our Vice Chairman; Tom Iacopelli, our Chief Financial Officer; Paul Hart, our General Counsel; and Mark Blackman, our Chief Underwriting Officer.

This morning, I’ll make some brief comments on our second quarter results. Then I have asked Skip Shaw, our Vice Chairman, to give you some details on our investment portfolio. Then, we will be happy to take any questions you may have.

In summary, the company had an excellent second quarter and an excellent first six months of 2007. Net earnings for the second quarter of 2007 totaled $10.3 million or $1.12 per share compared with $6.1 million or 67 cents per share for the second quarter of 2006. This is a 67% increase in earnings per share.

For the six months ended June 30, net earnings totaled $17.8 million or $1.93 per share as compared with $13.9 million or $1.52 per share for the first six months of 2006. This is a 27% increase in earnings per share for the first half of 2007 versus 2006.

The novation of several excess workers’ compensations policies resulted in an after tax net income of $3.9 million or 42 cents per share during the second quarter and first half of 2007. On the other hand, a current year cargo claim resulted in an after tax loss of $3.3 million during these same periods.

The novation is a fully completed transaction, although policies with two other entities may be novated in future periods. We achieved a substantial profit and obtained releases from any future claims that might arise from this book of business. By contrast, the company is pursuing full recovery of the cargo loss from a third party. If we are successful, a recovery will be recorded in future periods.

The company’s combined ratio for the second quarter of 2007 was 95.6%, compared with 96.3% for the second quarter of 2006. The company’s combined ratio for the first six months of 2007 was 96.7%, compared with 96.5% for the first half of 2006.

Gross premiums written during the second quarter of 2007 totaled $57.5 million, compared with $72.2 million during the second quarter of 2006. This decline was primarily due to reduced excess workers’ compensation premiums written during the quarter. Gross premiums written during the first six months of 2007 totaled $126.1 million, compared with $135 million during the first six months of 2006. This decline was also primarily attributable to reduced excess workers’ compensation premiums written during the period. During 2006, excess workers’ compensation premiums were heavily weighted towards the first and second quarters of the year. By contrast, the company expects to write a significant amount of excess workers’ compensation premiums during the second half of 2007.

Net premiums written during the second quarter of 2007 totaled $40.4 million, compared with $43.8 million during the second quarter of 2006. This was a decrease of 8%. However, net premiums written during the first six months of 2007 totaled $93.3 million compared to $82 million for the first six months of 2006. This was an increase of 14%.

Net premiums earned for the second quarter of 2007 totaled $36.6 million, compared with $39.2 million for the second quarter of 2006. This was a decrease of 7%. However, net premiums earned for the first six months of 2007 totaled $76.3 million, compared with $76.4 million for 2006. This is essentially flat.

Both net premiums written and net premiums earned were adversely affected by $2.5 million in reinsurance reinstatement costs that formed part of the cargo loss I mentioned earlier. As I noted, the company is pursuing full recovery of this amount from a third party. Net premiums written and net premiums earned were positively affected by increased retention of excess workers’ compensation premium and higher amounts of E&O premiums written.

Looking at our insurance markets overall, we see rates as flat to softening in many segments. That said, I think we are well positioned to deal with this market reality. By way of illustration, rates have held up best on Marine Liabilities, one of our most profitable lines that is characterized by policy terms and conditions that are often complicated and customized to suit the needs of our insured. Our focus on other smaller niche lines of business also helps us to maintain rates.

As we see the year developing, several trends are apparent when looking at year-to-date gross premiums. Ocean Marine gross premiums were down 5% at the end of March, down 1% at the end of June and up 1.5% at the end of July. So clearly there is some good news there. Similarly, Inland Marine fire was down 29% at the end of March, down 19% at the end of June and down 11% at the end of July. While we are still in negative territory, the deficit is shrinking. In other liabilities, we were up 28% at the end of March, down 9% at the end of June and down 10% at the end of July. This year-to-date deficit is primarily attributable to a decline in gross excess workers’ compensation premiums that I mentioned earlier. Other factors impacting this result are a significant increase in E&O premiums partially offset by a smaller decline in casualty premiums. As I mentioned earlier, excess workers’ compensation premiums were heavily weighted to the first two quarters of 2006. We expect, although we cannot be sure, that workers’ compensation premiums will be more evenly spread through 2007.

Another aspect of our business that I think puts us in a good position to deal with the current market environment is our well-established unique investment strategy. We have frequently mentioned our careful approach to risk management and the benefits that we as a company receive from having a skilled, highly experienced investment manager. In the midst of the recent turmoil in the financial market, this expertise has truly shined. I will discuss our overall results and at the end of my remarks, I have asked Skip Shaw, our Vice Chairman, to provide you with additional details on our investment portfolio.

Net investment income totaled $15.7 million for the second quarter of 2007, compared with $9.6 million during the second quarter of 2006. This was an increase of 64%. Net investment income totaled $27.6 million during the first six months of 2007, compared with $21.5 million during the first half of 2006. This was an increase of 28%.

These increases in net investment income resulted primarily from substantially higher hedge fund income and somewhat higher interest income from fixed maturities available for sale. These increases were partially offset by lower trading portfolio income, but overall it is a truly exceptional result.

From a cash flow perspective, the company ended the second quarter of 2007 with $685.3 million in cash, investments, and net receivables for securities sold. This was a net increase of $3.4 million, after paying out $9.4 million in conjunction with our recently completed novation.

At June 30, 2007, our investment portfolio included cash, short-term investments and net receivables for securities sold of $142.8 million, fixed maturities of $331.5 million and limited partnership hedge fund of $211 million.

In summary, the company had an excellent second quarter and an excellent first six months of 2006. I would now like to ask Skip Shaw, our Vice Chairman, to provide you with additional details on our investment portfolio and then we will be happy to open it up for questions. Skip.

William Shaw:	Thank you George.

Given the recent dislocations in the financial landscape, particularly with respect to structured products and the well-publicized sub prime mortgage problem, we thought it important to give you a sense of where we are and alleviate any concerns that may exist.

Prior to that, however, I’d just like to give a very quick overview of how we approach the investment portfolio in terms of strategy and philosophy. The underlying premise is to achieve above average risk adjusted returns with a well diversified portfolio. The thought is to generate a reasonable level of investment income while managing duration and credit risk to avoid capital losses. We take a total return point of view versus a current yield approach. Again, this is to protect book value. We are owners of the company through options, and preservation of book value is paramount in our consideration.

As I’m sure you’re aware, and as we have discussed in the past, we have replaced a basket of equities with a basket of hedge funds, the reasons for which I’ll reiterate a bit later. Again we don’t chase yield to generate short-term earnings. We take a longer-term point of view. Our focus is on investment grade securities, hedge funds which are highly diversified, event driven and market neutral, and which have virtually no correlation to any indices whether it be equity, fixed income or foreign exchange, or whatever. We also avail ourselves of Mariner’s expertise in what would be best described as special situations or opportunistic investments. Again, we assume very little interest rate risk.

The duration of the portfolio is well under one and has been since we have gotten involved, except for two different periods of times when we made opportunistic longer term investments over a six week period. There is virtually no credit risk in the portfolio; 99% of the securities are investment grade or higher. There are virtually no corporate credits in the portfolio. The corporate portfolio consists of just $8 million in securities with an average maturity of two years or less.

In terms of the hedge fund portfolio, there are 28 different funds with 13 different strategies. Again, the results are uncorrelated to equity, fixed income or any other indices; and importantly, the returns on the hedge fund portfolio incorporate a very low volatility. In terms of volatility, as measured by the standard deviation, the volatility of NYMAGIC’s hedge fund portfolio is at least 1/4 or less the volatility of the S&P Index.

To give you an historical perspective, over the last three years, NYMAGIC’s total fixed income portfolio earned 24.7% compounded, and if you compare that to any indices, let’s say the U.S. broad market, fixed income indices over that period earned 11.6%.

The hedge fund portfolio over that three-year period earned 29%. Compare that to the S&P over the similar time period, which earned 27%, or the CISPM index of fund-of-funds, which earned 24.48%.

So, you can see in an absolute sense, our hedge fund returns are far better than either the S&P or the hedge fund index and most importantly, these returns were achieved with much less volatility. Put another way, the certainty of returns of NYMAGIC’s hedge fund portfolio are four or five times greater than the certainty of returns on the S&P.

To bring you up to date, for the first six months of this year, the hedge fund portfolio earned 6.15%. In July, the hedge fund portfolio was down 72 basis points, that’s 7/10 of 1%. So through July, the hedge fund portfolio returns were up 5.43%, which, annualized is over a 9% rate. And, I think it’s important to note in the hedge fund basket, our exposure to the mortgage market was 8/10 of 1%. The bulk of the hedge fund strategies are in capital structure arbitrage, corporate bond arbitrage, long-short equity and energy trading, and the hedge fund portfolio, as George indicated, is about 28% of the overall investment portfolio.

Now I’d like to move on to the other large component of NYMAGIC’s portfolio, which can be classified in the area of structured products. There are two forms of investments that NYMAGIC makes in investments related to structured products. One is through the Tricadia CDO Fund, which is a specialized hedge fund that invests in structured products and participates in the management of CDOs. The other component is warehousing activity that NYMAGIC undertakes in conjunction with structuring the CDOs.

Let me deal with the latter first, warehousing. From time to time, NYMAGIC will carry securities on its books which eventually are used to fill the asset side of the CDO structure. As of today, the only warehouse securities on NYMAGIC’s books are $23 million in senior secured loans, all of which are rated double B or higher. They’re all marked to market at 99. There are five different loans in five different industries representing oil and gas, beverage, environmental services, health care and media.

Moving on to the Tricadia CDO Fund, NYMAGIC has a total commitment of $35 million in that fund; $21 million has been drawn down. The predecessor of this fund was Tiptree, and we have had an investment in this fund for a little over three years. Again, the total commitment is $35 million. The amount that’s been drawn is $21 million. The amount that has been earned so far over the past three years is $25 million.

There are two investments currently in the fund. One is a $5-1/2 million collateralized loan piece of equity which is not credit impaired and it has a cash on cash yield of 25%. The other $30 million investment that the fund has is in a newly created master limited partnership, which is now called Tiptree. In this partnership, there are four investments — two longs and two shorts. The total of the longs is $48 million; the total of the shorts is $85 million. The longs have a projected yield of between 25% and 50% and the shorts have unrealized mark-to-market gains as of yesterday of about 30 points. If the fund had to be liquidated at the moment, we are confident that the gain in the fund would be quite substantial.

In addition, and importantly, the fund has an $80 million cash balance. In other words, there is $80 million waiting to be put to work, a war chest, if you will. We are very conscious of the prevailing unsettled financial conditions and we also are quite eager to stay on top of these circumstances, because in an environment like this, opportunities of unique proportions will come up and we are sitting on this war chest waiting to avail ourselves of potential opportunities.

In summary, the overall portfolio is in excellent shape. There are no unrealized losses. Everything is marked extremely conservatively and as George pointed out, about 40% of the portfolio is in cash. We’ve been fortunate to have gone through this tumultuous period unscathed, and in fact even profitably, and we are well positioned to take advantage of any potential dislocations that might arise.

George Kallop:	Thank you very much Skip. That was a great overview and I am sure that puts to rest any qualms anybody might have had. I’d just like to reiterate that I think our investment portfolio, our investment strategy and our investment managers have performed extremely, extremely well in the latest quarter in the midst of this turmoil, and in fact over the course of Mariner’s involvement in NYMAGIC.

I’d just like to close with one short comment. Our company is focused on earning a profit. We are not going to be driven in this environment to pursue growth and premiums for growth and premium sake alone. That has never been a tactic that this company has employed. We will grow premiums prudently where we have a reasonable expectation of achieving an underwriting profit. We will continue to manage our investment portfolio in a prudent manner focused on achieving above average returns but without taking any undue risks that would jeopardize our book value. And that, I think, sums up the overall strategy of NYMAGIC. At this point I would be happy to open the call to any questions people may have.

Thank you.

Operator:	As a reminder, if you would like to ask a question, please press star then the number 1 on your telephone keypad. Again, that’s star 1 and we’ll pause for a moment to compile the Q&A roster.

Your first question comes from the line of Blake Phillips with Fox Pitt Kelton.

Blake Phillips:	Good morning.

George Kallop:	Good morning, Blake.

Blake Phillips:	First question. Does that $5 1/2 million CLO represent the investment in an equity tranche, and is that the only one on the books then right now?

William Shaw:	That is correct.

Blake Phillips:	And it is not impaired as of the end of July?

William Shaw:	Not at all.

Blake Phillips:	The $23 million of senior secured notes in the warehouse that are marked-to-market at 99, is that as of the end of July as well?

William Shaw:	That’s up to date as of yesterday.

Blake Phillips:	Are those marked on a proprietary model, or were you able to mark those directly to bids in the market?

William Shaw:	We don’t mark to a model at all. They are all independent lines.

Blake Phillips:	Moving over to the other liability book...

William Shaw:	Could I interrupt for a minute?

Blake Phillips:	Sure. Absolutely.

William Shaw:	I’m quite embarrassed here. I actually forgot the most important component of the portfolio in terms of addressing the current financial situation. As of yesterday, we owned $161 million in what are called super senior floating rate securities. These securities are all rated triple A. The collateral are option ARMS. They are monthly adjustable rate mortgages, what in the vernacular are know as Alt A. The mortgages have 700 FICO and LTV at origination with 77% to 80% and the average loan balance was $400 thousand.

Just to give you some frame of reference, their subordination protection ranges from 25% in one case, to mostly middle 40%, which means that 40% of the mortgages in the pool would have to default without any recovery for us to even begin to be impaired. There will be mark-to-market swings on this stuff, but in terms of credit, there is virtually no credit risk. I apologize for having omitted that earlier on, but it’s about 20% of the portfolio and it is something that I did want to address. I might just add one clarifying point, as it wasn’t clear to everyone, that the $5-1/2 million held within the Tricadia CDO fund, is a loan, not mortgages. The same comment applies to the $23 million we have on our own balance sheet. Those are senior secured commercial loans, not mortgage securities and there’s a big difference.

I’m sorry Blake. Go ahead.

Blake Phillips:	Are those $161 million in super seniors insured at all, or is it just over collateralized?

William Shaw:	They aren’t insured. They actually have triple A securities underneath them as subordination. That’s why they’re called super seniors.

Blake Phillips:	Do they have a significant amount of sub prime?

William Shaw:	No. No sub prime there.

Blake Phillips:	I’m getting off investments a little bit. Was there any prior activity in the quarter?

Thomas Iacopelli:	Reserve development?

Blake Phillips:	Reserve development.

Thomas Iacopelli:	Yes Blake, there was a total of about $9.7 million in favorable development. Within that $9.7 is about $5.7 million that resulted from the novation. The balance is attributable to favorable development in the Ocean Marine line of business.

Blake Phillips:	One last question. Back to the super seniors, just looking at the GAAP statement, it appears that you have no asset backed securities on the books, but it would seem that those are classified as corporates?

William Shaw:	I don’t know in an accounting sense how they’re classified, but in reality, they’re residential mortgages.

Blake Phillips:	Right. My final question would just be on the liability. I thought previously you had thought that most of that business was going to be coming through in the first two quarters. Why are you foreseeing it to be more spread out now?

George Kallop:	I don’t recall commenting that the Midlands business is going to be focused on the first couple of quarters. Clearly the CRM business last year was heavily weighted to the first half. I think about 87% of the premium for the year was recorded in the first two quarters of 2006. Our expectation is that the new business written through Midlands is going to be more evenly spread. Mark, do you have additional comments you’d like to make on that?

Mark Blackman:	That’s correct. The book up until the end of 2006 was coming from CRM, and all but three accounts were April 1 or January 1. We started switching over to more of a Midlands based book by the end of last year. We’re a little behind where we had hoped with Midlands, because of licensings taking longer than we thought, but yes, we expect more level writings throughout the course of the year.

Blake Phillips:	Thank you very much.

George Kallop:	Thanks Blake.

Operator:	Your next question comes from the line of Jon Shafter with Boston Provident.

Jon Shafter:	Hi guys.

George Kallop:	Good morning Jon.

Jon Shafter:	Good morning. Thanks for the detail in the investment portfolio.

It’s my understanding that there is an amount of income that comes from the origination process of the CDOs and we’ve spoken a little bit about the first quarter and before, but in this quarter, how much of the investment income came from processes related to actually structuring and originating CDOs versus carrying interest on existing structured debt products?

William Shaw:	I don’t have the exact figures; Tom may. But it’s less than it had been in the previous quarter. Tom, do you have any definition on that?

Thomas Iacopelli:	In terms of total income, Tricadia had about $6.3 million in year-to-date income through June 30, 2007 and this compares to about $2.8 million for the prior six months. A substantial portion of the $6.3 million related to warehousing income, which includes interest dividends and any gains or losses on securities. There is a smaller portion that was attributable to fee income. I don’t have the exact percentages here, but, it’s probably about 2/3 interest, and 1/3 fee, income.

Jon Shafter:	What are the run rate economics if, let’s assume that the credit that you hold is fine, but the structured finance market is closed for a while. How much of your present run rate income comes from those activities versus you just hold on and weather through the storm? Order of magnitude.

William Shaw:	I think that’s awfully difficult to answer. We’ve been doing four or five — Tom, correct me if I wrong on this — CDOs a year, maybe three or four and, if the financial landscape remains unsettled as it is, clearly that rate of creation will have to abate to some degree. I wouldn’t want to answer specifically without going through the numbers and doing some thorough analysis.

Jon Shafter:	But, if CDOs are no longer being created, you’re no longer warehousing assets. In other words and that’s roughly the 2/3 part of that and the 1/3 on the fee side. Does that include structuring or is that just run rate asset management?

William Shaw:	Let me clarify one thing. CDOs are not being created right now, but there is still quite a bit of activity and demand for CLOs. In fact, we have a couple in the works right now. So, it’s not clear that even though the window may be shut for however long on CDO creation, CLO creation has remained active.

Jon Shafter:	Appreciate it. Thank you very much. Thank you.

Operator:	Again, to ask a question, please press star then the number 1 on your telephone keypad. Your next question comes from the line of Jim Agah with Millennium Partners.

Jim Agah:	Good morning gentlemen. Thanks for taking my question.

If I can, like the other gentleman, ask a couple of questions regarding the investment portfolio, that would be helpful. I think in your comments earlier, you had said in Tricadia, there’s something like a 25% cash-on-cash yield right now?

William Shaw:	No. If I said that, I misspoke. Not in Tricadia itself. On one of the long positions, there’s a 25% cash-on-cash. One of the securities holdings they have.

Jim Agah:	How are those yields possible without having an impaired basis? What yields 25% today?

William Shaw:	It’s the bottom part of the waterfall, where obviously the risk of impairment is higher than the others. Specifically, one of the investments is a CDO. It’s single A. It has some sub prime exposure and as I say, the projected yield is 25%.

Jim Agah:	So that’s one of the long positions, right?

William Shaw:	Yes.

Jim Agah:	That would be basically a residual then, right? The equity piece.

William Shaw:	Yes. Yes.

Jim Agah:	What are the other longs and shorts substantively?

William Shaw:	There’s only one other long. That long I just described is a $19 million CDO of CDOs. The other long is $29 million of CLO equity, and there is a short of a $27 million notional double A ABS CDO tranche, and the other short is $58 million of a mezzanine triple B CLO tranche.

Jim Agah:	The double A rated short, what was that in?

George Kallop:	It’s an ABS CDO tranche.

Jim Agah:	Is it related to the sub prime mortgage like the ABS or is it non-mortgage related?

William Shaw:	No. Both the long and the short in the first trade are mortgage related. The other trade is CLO equity against mezzanine CLO.

Jim Agah:	When you said if the book had to be liquidated, I think you said that you have 30 points of unrealized gains?

William Shaw:	In the short on the double A, ABS CDO.

Jim Agah:	Okay.

Operator:	Your next question comes from the line of Morris Prop with Prop Family Interests.

George Kallop:	Good morning Morris.

Morris Prop:	Good morning George. How are you?

George Kallop:	I’m good. How are you doing?

Morris Prop:	Great quarter.

George Kallop:	Thank you.

Morris Prop:	My obvious question is what’s your current buy back authorization?

George Kallop:	Tom, do you have that information?

Tom Iacopelli:	I think we have about $10 million available in our current plan, so we could buy up to $10 million in the market.

Morris Prop:	That’s all I have.

George Kallop:	Thanks Morris.

Morris Prop:	Thanks George.

Operator:	At this time there are no questions.

George Kallop:	If there are no further questions, I’ll just wrap it up with a final comment.

We touched on a lot of this before, but we’re very pleased with the company’s results in the first and second quarters of this year. We have reason for optimism in the future. I think clearly any concerns that might have existed about our investment portfolio should be allayed at this point and as a matter of fact, quite the reverse. I think that the company’s investment performance throughout this particular period of turmoil, through all of 2007 so far and even historically going back many years has been spectacular. I think it says a lot about the company’s investment manager and our approach to controlling risks. In terms of the future of our insurance business, I think everybody knows what our basic strategy is. We’ve already mentioned the fact that we are not going to pursue premium growth for its own sake alone. We are focused on earning a profit, which we intend to do, and we think we are well positioned in a number of lines that we are already in.

I appreciate everyone’s attendance this morning and I’ll look forward to speaking with you about third quarter results in another three months. Thank you very much.

Operator:	This concludes today’s conference call. You may now disconnect.
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